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EXHIBIT 23--CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-33499, 33-60773 and 333-47983) pertaining to the Employee Stock Purchase Plan, 1987 Employee Stock Option Plan, 1989 Stock Option Plan for Non-Employee Directors, 1986 Incentive Stock Plan and 1997 Stock Incentive Plan of Children's Comprehensive Services, Inc., and in the related Prospectuses of our report dated August 19, 1998, except for Note R, as to which the date is September 17, 1998 with respect to the consolidated financial statements and schedule of Children's Comprehensive Services, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended June 30, 1998.




                                              Ernst & Young LLP

Nashville, Tennessee
September 25, 1998